Shearman & Sterling
599 Lexington Avenue
New York, NY 10022-6069



                                                  February 4, 1999

Ford Motor Company
The American Road
Dearborn, MI 48121


Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Company, a Delaware corporation, of $1,500,000,000 principal amount of its Debentures due February 1, 2029, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation of Non-United States Persons -- Income and Withholding Tax" in the Prospectus Supplement dated February 2, 1999 relating to registration statement no. 333-67211 and registration statement no. 333-52485, to which registration statements this consent is an exhibit.

                                   Very truly yours,


                                   /s/Shearman & Sterling
                                   Shearman & Sterling